Exhibit 99.1
Tom Taylor, EVP of Merchandising and Marketing, to Leave
The Home Depot at Year’s End
     ATLANTA, July 7, 2006 — The Home Depot® , the world’s largest home improvement retailer, today announced that Tom Taylor, executive vice president of Merchandising and Marketing, has decided to leave the Company at the end of the year. Taylor will continue to lead the Company’s merchandising and marketing initiatives throughout the year, and will assist in the selection and transition of his replacement. In addition, Taylor and the Company intend to enter into a longer-term consulting agreement following his departure at the end of the year.
     “Tom’s counsel and friendship have been invaluable to me over the last five years, and my regret at his decision to leave is coupled with excitement about what the future holds for him and his family,” said Bob Nardelli, chairman, president & CEO, The Home Depot. “Tom has my highest respect and deepest gratitude for the contributions he has made to the Company and for his creative, steadfast and dedicated service as a member of the Senior Leadership Team. We look forward to the rest of 2006 as he continues to lead our merchandising and marketing functions, bringing innovative merchandise and a great shopping experience to our customers.”
     “The Home Depot, its associates and customers have been a primary part of my life and career for 23 years, which made this a very difficult decision in many ways,” said Taylor. “After long consultations with my family, much personal reflection and many conversations with Bob Nardelli, I have decided that it is the right time for me to take a break, spend time with my family, and to consider what I’m going to do next in life.”
     “Since I first joined the Company in 1983 as a part-time associate in the Outside Garden department, I’ve learned firsthand the opportunities for advancement that potentially await every single associate,” Taylor said. “My heartfelt thanks go to Bernie Marcus and Arthur Blank for establishing such a great company and helping me grow and learn, and to Bob Nardelli for his confidence in me. Bob has been a mentor and trusted advisor, and has provided me with career development opportunities that I never thought I would have. I have learned a great deal working in partnership with Bob over the past five years, and I am eternally thankful.”
     “I am fortunate to have been part of The Home Depot leadership team that has helped Bob establish an exciting strategy for long-term growth. I believe our Senior Leadership Team is the strongest it has ever been and the talent throughout the merchandising and marketing functions is unparalleled. I wholeheartedly support our strategy to reinvest in the core retail business, while also establishing additional platforms to extend and expand the business. The Home Depot has a solid business model, and I’m excited about the future of our company.”
     The Home Depot® is the world’s largest home improvement specialty retailer, with 2,077 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with more than 900 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

For more information contact: Financial Community Isabel Janci, Investor Relations Isabel_janci@homedepot.com (770) 384-3919	News Media Paula Smith (941) 488-1289, paula_c_smith@homedepot.com Jerry Shields (770) 384-2741, jerry_shields@homedepot.com